Exhibit 99

AGREEMENT TO FURNISH DEBT INSTRUMENTS

Pursuant to Instruction 3(b)(4)(iii) to Item 601 of Regulation S-K, Carpenter has not included as an Exhibit any instrument with respect to long-term debt if the total amount of debt authorized by such instrument does not exceed 10% of the total assets of Carpenter. Carpenter agrees, pursuant to this Instruction, to furnish a copy of any such instrument to the Securities and Exchange Commission upon request of the Commission.

CARPENTER TECHNOLOGY CORPORATION

By  s/John R. Welty

     John R. Welty
     Vice President, General Counsel
     and Secretary